Exhibit 99.1

Media Contact	Investor Contact
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

WEBSTER BANK TO OPEN 14 BANKING CENTERS
IN GREATER BOSTON IN JANUARY 2016

WATERBURY, Conn., December 11, 2015 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., a $24 billion regional bank, announced today that Webster Bank will open 14 banking centers in mid-January in the greater Boston area.

Webster Bank has negotiated the leasehold interests in 14 Citibank locations in greater Boston and will open the banking centers under the Webster brand in mid-January, subject to OCC approval. In September, Citibank announced that it was exiting the Boston retail banking market. Webster is not acquiring any deposit or loan accounts from Citibank as part of the transaction. Terms of the transaction were not disclosed. The transaction is expected to be modestly dilutive to earnings per share in 2016, breakeven in 2017 and accretive thereafter.

“We are excited to bolster our Boston presence by assuming the Citibank leases,” said James C. Smith, Chairman and CEO of Webster. “Since we opened our hugely successful Boston flagship at 100 Franklin Street six years ago, we have been looking for ways to expand our Boston presence and serve Boston in a meaningful way. With these 14 locations, we instantly achieve critical mass, including several premier high-traffic locations, which allows us to expand our unique customer service that we have always been known for. Boston has the potential to be a billion-dollar deposit market for Webster.”

Smith added, “We’re motivated by our success in attracting Boston business customers since our 2009 entry. We know firsthand that the Boston market values the presence of a strong, growing regional bank staffed by caring, responsive bankers who take the time to understand customer needs and provide the right solutions with a full menu of competitive products and services, including our advanced online and mobile offerings. The quality of the service that Webster bankers deliver is evident in our high rankings in customer satisfaction surveys of consumers conducted by J.D. Power and of businesses by Greenwich Associates.”

Webster entered the Boston market in 2009, opening a flagship banking center in the heart of the Financial District in the space once occupied by the Boston Stock Exchange. Initially focusing on middle market businesses, Webster has grown and expanded its scope to include a full range of commercial banking services, private banking, government and institutional banking, and small business banking. Webster also has immersed itself in the greater Boston community through charitable contributions and its bankers who donate their time to numerous community organizations.

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The 14 banking center locations that Webster will be opening are:

Location	Address	City
Copley Square	491 Boylston St.	Boston (Suffolk County)
Government Center	100 Cambridge St.	Boston (Suffolk County)
Downtown Crossing	70 Summer St.	Boston (Suffolk County)
South End	1365 Washington St.	Boston (Suffolk County)
Boston University	880 Commonwealth Ave.	Boston (Suffolk County)
Fenway	1375 Boylston St.	Boston (Suffolk County)
Porter Square	1815 Massachusetts Ave.	Cambridge (Middlesex County)
Kendall Square	200 Technology Sq.	Cambridge (Middlesex County)
Lexington	31 Waltham St.	Lexington (Middlesex County)
Newton Center	792 Beacon St.	Newton (Middlesex County)
Burlington	6 Wayside Rd.	Burlington (Middlesex County)
Coolidge Corner	297 Harvard St.	Brookline (Norfolk County)
Needham	1000 Highland Ave.	Needham (Norfolk County)
Wellesley Center	84 Central St.	Wellesley (Norfolk County)

Now celebrating its 80th anniversary, Webster Bank traces its roots to the depths of the Great Depression when 24-year-old Harold Webster Smith borrowed $25,000 from family and friends in 1935 to found an institution that would help his neighbors in Waterbury, Conn., buy and build their homes. James C. Smith is the founder’s son and only the second Chairman and CEO in Webster’s history.

Over the years, Webster expanded its scope to include a full range of banking products and services for the deposit, transaction, credit, and investment needs of families and small and middle market businesses in Massachusetts, Connecticut, Rhode Island, and New York, and from commercial banking offices in the Northeast. In addition, Webster’s HSA Bank division is the nation’s largest custodian of health savings accounts, serving consumers and businesses in all 50 states. Today, Webster is the 35th largest bank in the nation by asset size. Webster currently has 163 banking centers, including the Boston flagship, 16 offices in southeastern Massachusetts and four in the Springfield area.

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $24.1 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 163 banking centers, 316 ATMs, telephone banking, mobile banking, and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.